Exhibit 99.1

SouthWest Water Company Receives $60 Million in Settlement of New Mexico Eminent Domain Proceedings

LOS ANGELES--(BUSINESS WIRE)--May 11, 2009--SouthWest Water Company (NASDAQ:SWWC), a leading provider of water, wastewater and public works services, today announced that it received $60 million from the Albuquerque Bernalillo County Water Utility Authority in settlement of eminent domain proceedings involving the company’s subsidiary, New Mexico Utilities Inc.

The settlement resolves all legal issues between the two parties, including the dispute over the sewer fee charged to New Mexico Utilities for the treatment of wastewater. As part of the settlement, $7 million was paid to the Water Utility Authority at the time of closing to resolve the sewer fee issue, for which SouthWest Water had established a reserve. SouthWest Water used the remaining proceeds to retire debt of approximately $12 million and to pay down its credit facility.

SouthWest Water Company provides a broad range of operations, maintenance and management services, including water production, treatment and distribution; wastewater collection and treatment and customer service. The company owns regulated public utilities and also serves cities, utility districts and private companies under contract. More than a million people in 9 states depend on SouthWest Water for high-quality, reliable service. Additional information may be found on the company’s website: www.swwc.com.

For Further Information:
SouthWest Water Company
624 S. Grand Ave., Suite 2900
Los Angeles, CA 90017
www.swwc.com

CONTACT:
SouthWest Water Company
DeLise Keim, VP Corporate Communications
213-929-1846